Exhibit (h)(1)

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”), dated January 24, 2025, is made by and among Private Debt & Income Fund, a Delaware statutory trust (the “Fund”), Brighton Jones LLC, a Washington limited liability company (the “Advisor”), and Ultimus Fund Distributors, LLC, a limited liability company organized under the laws of the state of Ohio (“Distributor”).

Background

The Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it desires that Distributor act as the Fund’s principal underwriter and distribute its shares of beneficial interest (the “Shares”). Distributor is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Applicable Law

For the duties and responsibilities under this Agreement, each party is currently abiding, and will continue to abide, by all applicable federal and state laws, including, without limitation, federal and state securities laws including but not limited to laws related to privacy, data protection, confidentiality or security of Confidential Information; regulations, rules, and interpretations of the U.S. Securities and Exchange Commission (“SEC”) and its authorized regulatory agencies and organizations, including the Financial Industry Regulatory Authority, Inc. (“FINRA”); and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

2.	Appointment of Distributor

2.1.	The Fund retains Distributor to act as its principal underwriter/distributor for the distribution of the Shares in the United States and to perform the distribution services as set forth below (collectively, the “Services”) in connection therewith. Distributor accepts such employment to perform the Services. While this Agreement is in force, the Fund shall not sell any Shares except on the terms set forth in this Agreement. Notwithstanding any other provision hereof, the Fund may terminate, suspend, or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

2.2.	Distributor does not agree to sell any specific number of Shares. Distributor, as agent for the Fund, undertakes to sell Shares on a reasonable efforts basis only against orders therefor.

2.3.	The Fund reserves the right to issue any Shares at any time directly to existing holders of Shares (“Shareholders”) or to other persons at not less than the public offering price (as defined below) and to issue Shares in exchange for substantially all the assets of any corporation or trust or for the shares of any corporation or trust.

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3.	Distribution Services

3.1.	Distributor will have the right, as agent for the Fund, to enter into dealer agreements with responsible investment dealers, and to sell Shares to such investment dealers against orders therefor at the public offering price (as defined below) stated in the Fund’s effective Registration Statement on Form N-2 under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), including the then-current prospectus and statement of additional information (the “Registration Statement”). Upon receipt of an order to purchase Shares from a dealer with whom Distributor has a dealer agreement, Distributor will promptly cause such order to be filled by the Fund.

3.2.	Distributor will also have the right, as agent for the Fund, to sell such Shares to the public against orders therefor at the public offering price (as defined below) and in accordance with the Registration Statement.

3.3.	Distributor will also have the right to take, as agent for the Fund, all actions which, in Distributor’s reasonable judgment, are necessary to carry into effect the distribution of the Shares.

3.4.	The “public offering price” for the Shares of the Fund shall be the net asset value (“NAV”) of the Shares then in effect, plus any applicable sales charge determined in the manner set forth in the Registration Statement or as permitted by the 1940 Act and the rules and regulations promulgated by the SEC or other applicable regulatory agency or self-regulatory organization under the oversight of the SEC. In no event shall any applicable sales charge exceed the maximum sales charge permitted by the Rules of FINRA.

3.5.	The NAV of the Shares of the Fund shall be determined in the manner provided in the Registration Statement, and when determined shall be applicable to transactions as provided for in the Registration Statement. The NAV of the Shares shall be calculated by the Fund or by another entity on behalf of the Fund. Distributor shall have no duty to inquire into or liability for the accuracy of the NAV per Share as calculated.

3.6.	On every sale, the Fund shall receive the applicable NAV of the Shares promptly, but in no event later than the third business day following the date on which Distributor shall have received an order for the purchase of the Shares.

3.7.	Upon receipt of purchase instructions, Distributor will transmit such instructions to the Fund or its transfer agent for the issuance and registration of the Shares purchased.

3.8.	Distributor, as agent of and for the account of the Fund, may repurchase the Shares at such prices and upon such terms and conditions as shall be specified in the Registration Statement.

3.9.	Distributor shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Fund so as to enable the Shares to be traded through FundSERV. The Distributor shall not be responsible for any operational matters associated with FundSERV or networking transactions.

3.10.	Distributor will review all proposed advertising materials and sales literature for compliance with Applicable Law and shall file such materials with appropriate regulators as required by current laws and regulations. Distributor agrees to furnish the Fund with any comments provided by regulators with respect to such materials.

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3.11.	Distributor shall prepare or cause to be prepared reports for the Board of Trustees (the “Board”) of the Fund regarding its activities under this Agreement as reasonably requested by the Board.

4.	Allocation of Charges and Expenses

4.1.	Distributor shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement.

4.2.	In the performance of its obligations under this Agreement, Distributor will pay only the costs incurred in qualifying as a broker or dealer under state and federal laws and in establishing and maintaining its relationships with the dealers selling the Shares. All other costs in connection with the offering of the Shares will be paid by the Fund or the Advisor in accordance with agreements between them as permitted by Applicable Law. These costs include, but are not limited to, distribution fees, shareholder servicing fees, set-up costs, or other fees or compensation paid to the dealers or others selling or servicing the Shares, licensing fees, filing fees (including to FINRA), travel expenses, and such other expenses as may be incurred by Distributor on behalf of the Fund.

5.	Compensation

5.1.	The Fund or the Advisor shall pay for the Services to be provided by Distributor under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to this Agreement (“Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement.

5.2.	If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Distributor’s compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the Fee Letter. The Fund or the Advisor shall promptly pay Distributor’s compensation for the preceding month.

5.3.	In the event that the SEC, FINRA, or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to underwriters or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Distributor as mutually agreed to by the parties.

5.4.	In the event that any fees are disputed, the Fund or the Advisor shall, on or before the due date, pay all undisputed amounts due hereunder and notify Distributor in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Distributor provides to the Fund documentation which reasonably supports the disputed charges.

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6.	Maintenance of Books and Records; Record Retention

6.1.	Distributor shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by Applicable Law.

6.2.	Ownership of Records

A.	Distributor agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Fund.

B.	Distributor agrees to provide the Client Records of the Fund upon reasonable request, and to make such books and records available for inspection by the Fund or its regulators at reasonable times.

C.	At any time during the term of this Agreement at the Fund’s written request, or upon termination or expiration of this Agreement, Distributor shall promptly either (a) to the extent not prohibited by applicable law, return to the Fund or its designee all the Fund’s Confidential Information (as defined in Section 17) in the possession, custody, or control of Distributor; or (b) securely destroy all the Fund’s Confidential Information in the possession, custody, or control of Distributor in a manner that renders such Confidential Information unreadable, undecipherable, and unable to be reconstructed. Notwithstanding Distributor’s obligation to return or destroy the Fund’s Confidential Information, Distributor shall have no obligation to return or destroy electronic copies stored for back-up or archiving purposes that are not readily accessible, provided that Distributor may not restore any such back-up or archived copies for the purpose of accessing the Fund’s Confidential Information. Promptly following any return or alternate action taken to comply with this section, Distributor shall, upon request, provide to the Fund a written certification confirming that such return or alternate action occurred.

D.	Distributor agrees to furnish to the Fund, at the expense of the Fund, all Client Records in the electronic or other medium in which such material is then maintained by Distributor as soon as practicable after any termination of this Agreement. Unless otherwise required by Applicable Law, Distributor shall promptly turn over to the Fund, or, upon the written request of the Fund, destroy the Client Records maintained by Distributor pursuant to this Agreement. If Distributor is required by Applicable Law to maintain any Client Records, it will provide the Fund with copies as soon as reasonably practical after the termination.

6.3.	Distributor agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

6.4.	If Distributor is requested or required to divulge such information by duly constituted authorities or court process, Distributor shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek an appropriate protective order.

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7.	Effective Date

This Agreement shall become effective as of the date first written above (the “Agreement Effective Date”).

8.	Subcontracting

Distributor may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Distributor shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and Distributor shall be responsible, to the extent provided in Section 11, for all acts of a subcontractor.

9.	Term; Amendments; Successor Investment Company

9.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 9, for a period of two (2) years from the Agreement Effective Date (the “Initial Term”).

9.2.	Renewal Terms. Immediately following the Initial Term, this Agreement shall renew for successive one (1) year periods (a “Renewal Term”) subject to annual approval of such continuance by the Board, including the approval of a majority of the trustees of the Fund who are not interested persons, as that term is defined in the 1940 Act (the “Independent Trustees”), of the Fund or of Distributor by vote cast in accordance with the 1940 Act or any exemptive relief therefrom at a meeting called for the purpose of voting on such approval.

9.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.	Assignment. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment, as that term is defined in the 1940 Act, by Distributor.

B.	Termination. Either the Fund or Distributor may at any time terminate this Agreement on sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.

C.	Final Payment. Any unpaid compensation or reimbursement of expenses is due to Distributor within 15 calendar days of the termination date provided in the notice of termination.

D.	Transition. Upon termination of this Agreement, Distributor will cooperate with any reasonable request of the Fund to effect a prompt transition to a new underwriter selected by the Fund. Distributor shall be entitled to collect from the Fund and/or the Advisor, in addition to the compensation described in the applicable Fee Letter, the amount of all of Distributor’s cash disbursements reasonably made for services in connection with Distributor’s activities in effecting such termination, including, without limitation, the delivery to the Fund or its designees the Fund’s property, records, instruments, and documents.

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9.4.	Amendments. This Agreement may be amended only if such amendment is approved (i) by Distributor and (ii) by the Board, including the approval of a majority of the Independent Trustees by vote cast in accordance with the 1940 Act and any exemptive relief therefrom at a meeting called for the purpose of voting on such approval.

10.	Intentionally omitted.

11.	Standard of Care; Limits of Liability; Indemnification

11.1.	Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

11.2.	Limits of Liability

A.	Distributor shall not be liable for any Losses (as defined below) arising from the following:

(1)	performing Services or duties pursuant to any instruction, notice, or other instrument that Distributor reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund;

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Distributor’s reasonable control; and

(4)	any error, action or omission by the Fund.

B.	Distributor may apply to the Fund at any time for instructions and may consult with counsel for the Fund, counsel for the Fund’s Independent Trustees, and with accountants and other experts with respect to any matter arising in connection with Distributor’s duties or the Services. Distributor shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.	A copy of the Fund’s Agreement and Declaration of Trust (“Declaration of Trust”) is on file with the Secretary of the state of Delaware, and notice is hereby given that this instrument is executed on behalf of the Fund and not the Fund’s trustees individually and that the obligations of this instrument are not binding upon any of the trustees, officers, or Shareholders individually, and that such obligations are binding only upon the assets and property of the Fund, and Distributor shall look only to the assets of the Fund for the satisfaction of such obligations.

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D.	Distributor shall not be held to have notice of any change of authority of any officer, agent, representative, or employee of the Fund, the Advisor, or any of the Fund’s other service providers, until receipt of written notice from the Fund.

E.	The Board has and retains primary responsibility for oversight of all compliance matters relating to the Fund, including, but not limited to, compliance with the 1940 Act and the USA PATRIOT Act of 2001. Distributor’s monitoring and other functions hereunder shall not relieve the Board of its primary responsibility for overseeing such compliance.

F.	To the maximum extent permitted by law, the Fund agrees to limit Distributor’s liability for the Fund’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Distributor under this Agreement during the most recent rolling 12-month period or, if the Agreement is in effect for less than a year at the time of liability, then the most recent one-month period annualized. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.	In no event shall Distributor be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Distributor was advised of the possibility thereof. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

11.3.	Indemnification

A.	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities hereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Notwithstanding the foregoing provisions, the Fund and the Advisor shall indemnify Distributor for Distributor’s Losses arising from circumstances under Section 11.2.A.

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C.	Upon the assertion of a claim for which any party may be required to indemnify another party, the party seeking indemnification shall promptly notify the other party(ies) of such assertion, and shall keep the other party(ies) advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the indemnifying party’s prior written consent.

D.	The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

11.4.	Dealer Agreement Indemnification

A.	Distributor acknowledges and agrees that certain dealers require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings, and indemnification that are not included in the Distributor’s standard dealer agreement (the “Standard Dealer Agreement”).

B.	To the extent that Distributor is requested or required by the Fund to enter into any Non- Standard Dealer Agreement, the Fund shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Fund or its Shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

11.5.	The provisions of this Section 11 shall survive termination of this Agreement.

12.	Force Majeure

No party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, or (unless such failures are within such party’s reasonable control) failure of the mails, transportation, communication, or power supply.

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13.	Representations and Warranties

13.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

A.	It is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

B.	To the extent required by Applicable Law, it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

C.	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

D.	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

E.	Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other parties of such violation.

13.2.	Representations of the Fund. The Fund represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

A.	(1) the Board has authorized the issuance of an unlimited number of Shares under the terms of its Declaration of Trust, however, only a fraction thereof will have been registered for sale to the public under the Securities Act as of the Agreement Effective Date, pursuant to the Registration Statement effective as of such date, (2) no Shares will be offered to the public until the Registration Statement under the Securities Act and the 1940 Act has been declared or becomes effective, and (3) the Shares are validly authorized and, when issued in accordance with the Registration Statement, will be fully paid and nonassessable.

B.	It shall cause the Advisor, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, to cooperate with Distributor and to provide it with such information, documents, and advice relating to the Fund as appropriate or requested by Distributor, in order to enable Distributor to perform its duties and obligations under this Agreement.

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C.	To the knowledge of the Fund, the Fund’s Declaration of Trust, Bylaws, Registration Statement and any advertising materials and sales literature prepared by the Fund or its agent are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with Applicable Law.

D.	Any officer of the Fund shall be considered an individual who is authorized to provide Distributor with instructions and requests on behalf of the Fund (an “Authorized Person”) (unless such authority is limited in a writing from the Fund and received by Distributor) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Distributor the names of the Authorized Persons from time to time.

E.	The Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Fund’s business and for the offer, issuance, distributions and sale of the Shares in accordance with the terms of the Registration Statement and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

F.	The Fund shall not file any amendment to the Registration Statement that amends any provision therein pertaining to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to the Registration Statement, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

13.3.	Representation of the Distributor. The Distributor represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that the various procedures and systems Distributor has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records and other data of the Fund and Distributor’s records, data, equipment facilities, and other property used in the performance of its obligations hereunder, are adequate and that Distributor will make such changes therein as are required for the secure performance of its obligations hereunder.

14.	Insurance

14.1.	Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement liability insurance coverage of the type and amount reasonably customary in its industry, including, but not limited to, insurance coverage with limits of at least $2 million per claim and $2 million in the aggregate for privacy and cybersecurity liability (including costs arising from data destruction, hacking or intentional breaches, response and crisis management activity related to Data Security Incidents (as defined in Section 17.2) and legal claims for Data Security Incidents, privacy violations, and notification costs). Upon request, a party shall furnish the other parties with pertinent information concerning the liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

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14.2.	Notice of Claims. As it relates to the Services provided to the Fund under this Agreement, each party shall notify the other parties of any material claims against the notifying party under such insurance, whether or not the party is covered by insurance, and, if requested by the non-notifying party, the notifying party shall aggregate and disclose all outstanding claims against the notifying party relating to the Services provided to the Fund under this Agreement.

14.3.	Notice of Termination. A party shall promptly notify the other parties should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

15.	Information Provided By The Fund

15.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Fund will furnish to Distributor the following:

A.	copies of the Declaration of Trust and any amendments thereto, certified by the proper official of the state in which such document has been filed;

B.	a copy of the Fund’s Bylaws and any amendments thereto;

C.	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Distributor thereunder;

D.	a list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Distributor in all matters;

E.	the Fund’s most recent audited financial statements;

F.	the Fund’s Registration Statement and all amendments thereto filed with the SEC pursuant to the Securities Act and the 1940 Act;

G.	contact information for the Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel and chief compliance officer;

H.	a copy of procedures adopted by the Fund in accordance with Rule 38a-1 under the 1940 Act; and

I.	any material correspondence or other communication by the SEC, FINRA, any government or self-regulatory organization or its staff relating to the Fund, including any related to examinations of the Fund, requests by the SEC for amendments to the Registration Statement or any advertising or sales literature.

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15.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Fund will furnish to Distributor any amendments to the items listed in Section 15.1 and promptly provide notice of the following:

A.	any material correspondence or other communication by the SEC, FINRA, any government or self-regulatory organization or its staff relating to the Fund, including any related to examinations of the Fund and any requests by the SEC for amendments to the Registration Statement or any advertising or sales literature;

B.	the happening of any event which makes untrue any statement of material fact made in the Registration Statement or which requires the making of a change in such Registration Statement in order to make the statements therein not misleading;

C.	if the Fund determines to suspend the sale of Shares at any time in response to conditions in the securities markets, and

D.	the commencement of any litigation or proceedings against the Fund or any of its officers or trustees in connection with the issue and sale of any of the Shares.

15.3.	Filings. The Fund shall provide Distributor with draft Registration Statements prior to the filing of each Registration Statement or amendment thereto. In addition, the Fund shall forward copies of any SEC filings, including Registration Statements, to Distributor within one business day of such filings.

15.4.	Advertising. The Fund represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

16.	Compliance with Law and Rules of FINRA

16.1.	The Fund assumes full responsibility for the preparation and contents of each prospectus included in the Registration Statement.

16.2.	Distributor will require each dealer with whom Distributor has a dealer agreement to conform to the applicable provisions hereof and the Registration Statement with respect to the public offering price of the Shares, and neither Distributor nor any such dealer shall withhold the placing of purchase orders so as to make a profit thereby.

16.3.	Distributor agrees to furnish to the Fund sufficient copies of any agreements, plans or other materials it intends to use in connection with any sales of Shares in reasonably adequate time for the Fund to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared. At the request of the Fund, Distributor will assume responsibility for the review and clearance of all advertisements and sales literature.

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16.4.	Distributor, at its own expense, will qualify as dealer or broker, or otherwise, under all Applicable Law required in order that the Shares may be sold in such states as may be mutually agreed upon by the parties.

16.5.	Distributor shall not make or permit any representative, broker, or dealer to make, in connection with any sale or solicitation of a sale of the Shares, any representations concerning the Shares except those contained in the then current Registration Statement covering the Shares and in printed information approved by the Fund as information supplemental to such Registration Statement. Copies of the then effective Registration Statement and any such printed supplemental information will be supplied by the Fund to Distributor in reasonable quantities upon request.

17.	Privacy and Confidentiality

17.1.	Definition of Confidential Information. The term “Confidential Information” shall mean all information that any party discloses (a “Disclosing Party”) to another party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or Shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

A.	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

B.	any unpublished information concerning research activities and plans, customers, clients, Shareholders, strategies and plans, costs, operational techniques;

C.	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

D.	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

17.2.	Definition of Customer Information and Data Security Incident.

(A)	Any Customer Information will remain the sole and exclusive property of the Fund. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

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(B)	Data Security Incident. A “Data Security Incident” means a breach of confidentiality, data integrity, or other compromise that may result in the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or unauthorized access to, Confidential Information.

17.3.	Treatment of Confidential Information

A.	Each party agrees that at all times during and after the term of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

B.	Each party agrees that:

(1)	The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will only create, collect, process, store, use, disclose, access or dispose and permit use of Confidential Information solely for the purposes of this Agreement;

(2)	Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or use of Confidential Information under this Agreement;

(3)	The Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and are bound to comply with this Agreement, and the Receiving Party or its employees may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement and will not otherwise share, transfer, disclose, sell or otherwise provide access to Confidential Information to any third party;

(4)	Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law or approved in writing by the Disclosing Party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information;

(5)	The Receiving party will not combine Confidential Information with confidential information received from other entities; and

(6)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

Ultimus Distribution Agreement Private Debt & Income Fund, January 24, 2025	Page 14 of 19

C.	Distributor shall promptly notify the Fund upon receipt of notice of any subpoena, judicial or administrative order, or other form of legal request seeking access to or disclosure of the Fund’s Confidential Information. The Fund shall have the right to defend against such action and Distributor shall reasonably cooperate in such defense.

D.	Distributor shall require its employees to comply with this Agreement in the same manner as Distributor is bound hereby, and shall ensure that such employees are regularly and properly informed of and fully understand their obligations under this Agreement. Distributor agrees, prior to the performance of services pursuant to this Agreement by such employees and annually thereafter, to provide security awareness and training to employees that includes, without limitation, an understanding of privacy and security concepts, sources of Distributor privacy and security commitments and requirements, risks related to the failure to protect Confidential Information, and steps to ensure security is maintained and privacy is protected (which steps shall, at a minimum, be designed to reasonably ensure compliance with this Agreement).

E.	Distributor represents and warrants that it has implemented, and agrees that it shall maintain and safeguard all Confidential Information pursuant to, a written information security program that is consistent with industry standards and that includes administrative, physical, and technical safeguards to (a) maintain the security, confidentiality, and integrity of Confidential Information; (b) protect against any anticipated threats or hazards to the security, confidentiality and integrity of Confidential Information; and (c) protect against any Data Security Incident (the “Information Security Program”). The Information Security Program shall contain the elements required by Applicable Laws. Such Information Security Program shall include, without limitation, a Data Security Incident response plan, a data retention and destruction policy, disaster recovery plans, and provisions concerning data protection training for employees.

F.	Distributor shall notify the Fund in writing without undue delay, and at the latest 72 hours, after becoming aware of an actual or reasonably suspected Data Security Incident involving the Fund’s Confidential Information. Distributor shall promptly take all reasonable and necessary actions (and shall cooperate with the Fund in all reasonable and lawful efforts) to prevent, mitigate, remediate, and/or rectify such occurrence, and shall cooperate with the Fund and any party investigating the same that is acting on the Fund’s behalf or at its instruction.

G.	Upon written request of the Fund, Distributor shall make every reasonable effort to assist the Fund in complying with the Fund’s obligations under Applicable Laws to respond to consumer requests to exercise their rights under such Applicable Laws with respect to Confidential Information. If Distributor receives any consumer requests to exercise rights under any such Applicable Laws with respect to the Fund’s Confidential Information, Distributor will promptly notify the Fund of such requests and shall not respond to the consumer request except to direct such consumer to contact the Fund.

Ultimus Distribution Agreement Private Debt & Income Fund, January 24, 2025	Page 15 of 19

H.	Distributor agrees that the Fund or a third-party designated by the Fund may review Distributor’s compliance with the terms of this Agreement, and review and assess Distributor’s information security systems, policies, procedures, and information technology operations that may affect the security, confidentiality, or integrity of Confidential Information. Such review may include requests for written information, interviews with employees, and, during Distributor’s normal business hours and with reasonable prior notice, inspection and review of Distributor’s facilities and equipment involved in the performance of the Services. Distributor shall allow reasonable access and provide information for such inspection and review, and the Fund shall make reasonable efforts to minimize any unreasonable interference with the conduct of Distributor’s business. In the event that the inspection and review reveal any non-compliance with this Agreement, Distributor shall promptly remediate such non-compliance to the reasonable satisfaction of the Fund.

17.4.	Severability. This provision and the obligations under this Section 17 shall survive termination of this Agreement.

18.	Press Release

Within the first 60 days of the Agreement Effective Date, the Fund agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Distributor; provided that Distributor must obtain the Fund’s prior written consent prior to publication of such release, which consent may only be reasonably denied by the Fund.

19.	Non-Exclusivity

The services of Distributor rendered to the Fund are not deemed to be exclusive. Except to the extent necessary to perform Distributor’s obligations under this Agreement, nothing herein shall be deemed to limit Distributor’s right, or the right of any of Distributor’s managers, officers, or employees (who also may be a trustee, officer or employee of the Fund), or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person. Nothing in this Agreement shall prevent Distributor or any affiliated person (as defined in the 1940 Act) of Distributor from acting as distributor for any other person, firm or corporation (including other investment companies) or in any way limit or restrict Distributor or any such affiliated person from buying, selling or trading any securities for its or their own account or for the accounts of others from whom it or they may be acting; provided, however, that Distributor expressly represents that it will undertake no activities which, in its reasonable judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

20.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Cincinnati, Ohio, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

Ultimus Distribution Agreement Private Debt & Income Fund, January 24, 2025	Page 16 of 19

21.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by facsimile, electronic mail, or certified mail at the following address.

21.1.	If to the Fund or Advisor:

Private Debt & Income Fund

Attn:

2030 1st Avenue, 3rd Floor

Seattle, WA 98121

E-mail:

with a copy to:

Terrence Davis, Esq. & Tanya Boyle, Esq.

DLA Piper, LLP

1201 West Peachtree Street, Suite 2900

Atlanta, GA 30309

Email: terrence.davis@us.dlapiper.com & tanya.boyle@us.dlapiper.com

21.2.	If to Distributor:

Ultimus Fund Distributors, LLC

Attn: General Counsel

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

Facsimile: (513) 587-3437

E-mail: legal@ultimusfundsolutions.com

22.	General Provisions

22.1.	Incorporation by Reference. This Agreement and its schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

22.2.	Conflicts. In the event of any conflict between this Agreement and any schedule, exhibit or other appendices hereto, this Agreement shall control.

22.3.	Governing Law. This Agreement shall be construed in accordance with the laws of the state of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the state of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

Ultimus Distribution Agreement Private Debt & Income Fund, January 24, 2025	Page 17 of 19

22.4.	Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22.5.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

22.6.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

22.7.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

Ultimus Distribution Agreement Private Debt & Income Fund, January 24, 2025	Page 18 of 19

The parties duly executed this Agreement as of January 24, 2025.

	Private Debt & Income Fund		Ultimus Fund Distributors, LLC

By:	/s/ Brian Tall	By:	/s/ Kevin Guerette
Name:	Brian Tall	Name:	Kevin Guerette
Title:	Chief Investment Officer	Title:	President

Brighton Jones LLC

By:	/s/ April Kyrkos
Name:	April Kyrkos
Title:	Chief Operating Officer

Ultimus Distribution Agreement Private Debt & Income Fund, January 24, 2025	Page 19 of 19

The parties duly executed this Distribution Fee Letter dated January 24, 2025.

	Private Debt & Income Fund		Ultimus Fund Distributors, LLC

By:	/s/ Brian Tall	By:	/s/ Kevin Guerette
Name:	Brian Tall	Name:	Kevin Guerette
Title:	Chief Investment Officer	Title:	President

Brighton Jones LLC

By:	/s/ April Kyrkos
Name:	April Kyrkos
Title:	Chief Operating Officer

Private Debt & Income Fund Distribution Fee Letter	Page 1 of 1